Dova Pharmaceuticals Reports Fourth Quarter and Full Year 2018 Operating and Financial Results

DOPTELET® (avatrombopag) approved May 21, 2018 and launched June 4, 2018

Net product sales from DOPTELET were $2.8 million in the fourth quarter of 2018 and $7.7 million for the full year ended December 31, 2018

sNDA accepted for review by FDA for DOPTELET for the treatment of chronic immune thrombocytopenia (ITP) with a PDUFA goal date of June 30, 2019

Appointed Dr. David Zaccardelli as President and Chief Executive Officer and Jason Hoitt as Chief Commercial Officer
Conference call scheduled for 9:00 a.m. ET today

DURHAM, NC, March 5, 2019 - Dova Pharmaceuticals, Inc. (Nasdaq: DOVA), a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for diseases where there is a high unmet need, today reported its operating and financial results for the fourth quarter and full year ended December 31, 2018.

“Following the management changes announced in December 2018, we worked expeditiously to implement changes to our commercialization strategy for DOPTELET. We are encouraged with the initial feedback and results from these efforts and remain confident in the significant commercial opportunity for DOPTELET,” said Dr. David Zaccardelli, President and Chief Executive Officer of Dova. “In addition, we are pleased by the FDA acceptance of DOPTELET’s supplemental New Drug Application (sNDA) for review in the treatment of chronic ITP which would provide a new treatment option for patients with ITP as well as a long-term growth opportunity for DOPTELET. Finally, we remain well-positioned financially, with over $100 million in cash and equivalents as of December 31, 2018 to fund our operations.”

DOPTELET Launch Highlights

•
The US sales team was restructured on January 4, 2019, now comprised of 44 sales representatives and 5 regional directors. This team is accountable for driving DOPTELET sales in hepatology, hematology, and interventional radiology, while Dova’s co-promotion partner, Salix, has responsibility for GI, colorectal surgeon and proctology practices.

•	New DOPTELET marketing efforts are underway and Dova expects to launch a revised strategy in the second quarter of 2019.

•	Additional key hires were made on the commercial team including the head of sales and VP of marketing.

•	From launch through December 31, 2018, a total of 694 health care professionals have prescribed DOPTELET to their patients with an increasing number of repeat prescribers.

•	More than 21,000 calls were conducted, reaching more than 8,700 unique health care providers during the fourth quarter of 2018.

•
For prescriptions in the fourth quarter that have gone through the adjudication process with the payers, 83% of those prescriptions were approved. On average the time to decision for a prescription was 6.3 business days in the quarter.

•
Inventory held by specialty pharmacies in Dova’s contracted network decreased by approximately 34% from October 1, 2018 to December 31, 2018. The inventory decrease was driven by shipments to patients more than doubling in the fourth quarter of 2018 as compared to the prior quarter.

Fourth Quarter Highlights

•
The U.S. Food and Drug Administration (FDA) accepted for review Dova’s sNDA for DOPTELET for the treatment of thrombocytopenia in adult patients with chronic ITP who have had an insufficient response to a previous treatment. The sNDA for ITP is primarily supported by safety and efficacy data from two Phase 2 clinical trials and a randomized, placebo-controlled Phase 3 clinical trial that met its primary and secondary efficacy endpoints with high statistical significance. The Prescription Drug User Fee Act (PDUFA) goal date for an FDA decision is June 30, 2019.

•
Following the submission in April 2018 of a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for DOPTELET for the treatment of thrombocytopenia in adult patients with chronic liver disease (CLD) who are scheduled to undergo a procedure, Dova expects a decision date for the MAA in the third quarter of 2019.

•
Enrollment remains ongoing for the Phase 3 clinical trial for the treatment of patients with chemotherapy-induced thrombocytopenia (CIT). Due to Dova’s decision to focus on developing DOPTELET for ITP and CIT, Dova has discontinued enrollment in the clinical trial evaluating the treatment of a broader population of patients with thrombocytopenia undergoing surgery (PST) and a post-marketing registry study for CLD patients.

•	On December 17, 2018, Dr. David Zaccardelli was appointed President and Chief Executive Officer, and Jason Hoitt was appointed Chief Commercial Officer.

Fourth Quarter and Full Year Financial Results

Dova reported a net loss of $19.3 million for the fourth quarter of 2018, compared to a net loss of $9.3 million for the same period in 2017. For the full year ended December 31, 2018, Dova reported net loss of $72.3 million compared to a net loss of $30.0 million for the same period in 2017.

Net product sales were $2.8 million and $7.7 million for the fourth quarter of 2018 and the full year ended December 31, 2018, respectively.

Cost of product sales were $0.3 million and $1.2 million for the fourth quarter of 2018 and full year ended December 31, 2018, respectively.

Research and development expenses were $5.5 million in the fourth quarter of 2018, compared to $2.7 million for the same period in 2017. The increase was primarily due to the initiation of clinical trials to evaluate DOPTELET for the treatment of PST and CIT in 2018. For the full year ended December 31, 2018, research and development expenses were $18.3 million compared to $15.7 million in the same period in 2017. Non-cash stock-based compensation included in research and development expenses for the year ended December 31, 2018 amounted to $2.1 million.

Selling, general and administrative expenses were $16.1 million in the fourth quarter of 2018, compared to $6.5 million for the same period in 2017. The increase was primarily due to staffing and other costs associated with the launch of DOPTELET as well as additional costs necessary for operating as a public entity. For the full year ended December 31, 2018, general and administrative expenses were $61.9 million compared to $13.5 million for the same period in 2017. Non-cash stock-based compensation included in selling, general and administrative expenses for the year ended December 31, 2018 amounted to $10.1 million.

As of December 31, 2018, Dova had $104.6 million in cash and equivalents compared to $94.8 million as of December 31, 2017.

Company to Host Conference Call

Dova will host a conference call today, March 5, 2019 at 9:00 a.m. ET to discuss fourth quarter and full year ended December 31, 2018 financial results as well as recent operational highlights. A question-and-answer session will follow Dova's remarks.

To participate on the live call, please dial 866-550-8145 (domestic) or +1-430-775-1344 (international) and provide the conference ID 4964448 five to 10 minutes before the start of the call.

A live audio webcast of the call will also be available via the "Investor Relations" page of the Dova website, www.dova.com. Please log on through Dova's website approximately 10 minutes before the scheduled start time. A replay of the webcast will be archived on Dova's website for 90 days following the call.

Indication and Important Safety Information

INDICATION

DOPTELET (avatrombopag) is indicated for the treatment of thrombocytopenia in adult patients with chronic liver disease who are scheduled to undergo a procedure.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

DOPTELET is a thrombopoietin (TPO) receptor agonist and TPO receptor agonists have been associated with thrombotic and thromboembolic complications in patients with chronic liver disease.  Portal vein thrombosis has been reported in patients with chronic liver disease treated with TPO receptor agonists.  In the ADAPT-1 and ADAPT-2 clinical trials, there was 1 treatment-emergent event of portal vein thrombosis in a patient (n=1/430) with chronic liver disease and thrombocytopenia treated with DOPTELET.

Consider the potential increased thrombotic risk when administering DOPTELET to patients with known risk factors for thromboembolism, including genetic prothrombotic conditions (Factor V Leiden, Prothrombin 20210A, Antithrombin deficiency or Protein C or S deficiency).

DOPTELET should not be administered to patients with chronic liver disease in an attempt to normalize platelet counts.

CONTRAINDICATIONS:

None

ADVERSE REACTIONS:

Most common adverse reactions (≥ 3%) were: pyrexia, abdominal pain, nausea, headache, fatigue, and edema peripheral.

Please see full Prescribing Information for DOPTELET (avatrombopag) www.doptelet.com
About Dova Pharmaceuticals, Inc.

Dova is a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for diseases where there is a high unmet need, with an initial focus on addressing thrombocytopenia. Dova’s proprietary pipeline includes one commercial product, DOPTELET, for the treatment of thrombocytopenia in adult patients with chronic liver disease scheduled to undergo a procedure.

Cautionary Notes Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “anticipated”, “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Dova’s current beliefs and expectations.  These forward-looking statements include expectations regarding the potential approval by FDA of DOPTELET for the treatment of adult patients with ITP who have had an insufficient response to a previous treatment, the potential timing of approval by the EMA of DOPTELET for the treatment of thrombocytopenia in adult patients with CLD who are scheduled to undergo a procedure, the launch of a revised marketing strategy in the second quarter of 2019 and the potential to expand the treatment applications for DOPTELET.  These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements.  Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, increased regulatory requirements, Dova’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Dova’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (SEC) on March 5, 2019 and Dova’s other periodic reports filed with the SEC.  Any forward-looking statements speak only as of the date of this press release and are based on information available to Dova as of the date of this release, and Dova assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Mark W. Hahn
Chief Financial Officer
(919) 338-7936
mhahn@dova.com

Westwicke Partners
John Woolford
(443) 213-0506
john.woolford@westwicke.com

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(unaudited)
Revenue
Product sales, net	$2,842	$—	$7,728	$—
Other revenue	—	—	2,627	—
Total revenue, net	2,842	—	10,355	—
Operating expenses:
Cost of product sales (see Note A)	291	—	1,180	—
Research and development (see Note A)	5,533	2,714	18,304	15,710
Selling, general and administrative (see Note A)	16,064	6,454	61,921	13,499
Total operating expenses	21,888	9,168	81,405	29,209
Loss from operations	(19,046)	(9,168)	(71,050)	(29,209)

Other income, net	275	243	644	486
Interest expense	(561)	(375)	(1,876)	(1,232)
Total other expenses, net	(286)	(132)	(1,232)	(746)
Net loss	$(19,332)	$(9,300)	$(72,282)	$(29,955)

Net loss per share, basic and diluted	$(0.69)	$(0.36)	$(2.60)	$(1.40)
Weighted average common shares outstanding, basic and diluted	28,204,098	25,652,457	27,803,175	21,435,369

Note A
Stock-based compensation expense included in:

Cost of product sales	—	—	292	—
Research and development	543	665	2,145	1,247
Selling, general and administrative	904	2,207	10,053	4,386
Total stock-based compensation	1,447	2,872	12,490	5,633

Summary Balance Sheet Data

(In thousands)

	December 31, 2018	December 31, 2017
	(unaudited)
Cash and equivalents	$104,566	$94,846
Total assets	$112,169	$96,379
Debt/Note, short-term and long-term	$20,608	$30,212
Total liabilities	$35,811	$35,197
Total stockholders’ equity	$76,358	$61,182